UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

HERITAGE-CRYSTAL CLEAN, INC.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

42726M106

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42726M106	13G/A	Page 2 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 15,275(1)
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 15,275(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 46,049
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person (See Instructions) OO

(1)	The Reporting Person holds a proxy to vote these shares of Common Stock, which are held of record by the Maggie Fehsenfeld Trust No. 106 12.30.74 for the benefit of Fred Mehlert Fehsenfeld and his issue U/A, dated December 18, 2012.

CUSIP No. 42726M106	13G/A	Page 3 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 100, dated December 30, 1974 (for the benefit of Debra Ann Baker and her issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 4 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 101, dated December 30, 1974 (for the benefit of Trina Lee Fehsenfeld and her issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 5 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 102, dated December 30, 1974 (for the benefit of Mark Edgar Fehsenfeld and his issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 6 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 103, dated December 30, 1974 (for the benefit of Frank Stockdale Fehsenfeld and his issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 7 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 104, dated December 30, 1974 (for the benefit of John Michael Fehsenfeld and his issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 8 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 105, dated December 30, 1974 (for the benefit of James Cornelius Fehsenfeld and his issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 9 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 107, dated December 30, 1974 (for the benefit of Judith Louise Fehsenfeld and her issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 10 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 108, dated December 30, 1974 (for the benefit of Jan Marie Dillow and her issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 11 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 109, dated December 30, 1974 (for the benefit of Jo Anne Rutigliano and her issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,774
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,774
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,774
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 12 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 111, dated December 30, 1974 (for the benefit of William S. Fehsenfeld and his issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,775
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,775
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,775
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 13 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 112, dated December 30, 1974 (for the benefit of Thomas V. Fehsenfeld and his issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,775
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,775
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,775
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 14 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 113, dated December 30, 1974 (for the benefit of Nancy F. Smith and her issue)
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 30,775
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 30,775
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,775
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 15 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Debra Ann Baker and her issue, dated December 26, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 16 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Trina Lee Fehsenfeld and her issue, dated December 26, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 17 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Mark Edgar Fehsenfeld and his issue, dated December 26, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 18 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Frank Stockdale Fehsenfeld and his issue, dated December 27, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 19 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 20 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of James Cornelius Fehsenfeld and his issue, dated December 27, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 21 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 15,275(1)
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 15,275(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 41,946
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

(1)	The Reporting Person holds a proxy to vote these shares of Common Stock, which are held of record by the Irrevocable Intervivos Trust Number 12.27.73 for the benefit of Fred Mehlert Fehsenfeld, Jr. and his issue U/A, dated December 18, 2012.

CUSIP No. 42726M106	13G/A	Page 22 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Judith Louise Fehsenfeld and her issue, dated December 27, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 23 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Jan Marie Dillow and her issue, dated December 27, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 24 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Jo Anne Rutigliano and her issue, dated December 27, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 25 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of John Allen Fehsenfeld and his issue, dated December 24, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 26 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of William S. Fehsenfeld and his issue, dated December 24, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 27 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Thomas V. Fehsenfeld and his issue, dated December 24, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 28 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Nancy F. Smith and her issue, dated December 24, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 29 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust for the Benefit of Ruth Mary Fehsenfeld and her issue, dated December 24, 1973
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 26,671
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,671
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,671
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 30 of 35 Pages

1.	Names of Reporting Persons Irrevocable Intervivos Trust Number 12.27.73 for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue U/A, dated December 18, 2012
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 15,275
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 15,275

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,275
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 31 of 35 Pages

1.	Names of Reporting Persons Maggie Fehsenfeld Trust No. 106 12.30.74 for the Benefit of Fred Mehlert Fehsenfeld and his issue U/A, dated December 18, 2012
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4	Citizenship or Place of Organization Indiana

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 15,275
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 15,275

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,275
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 42726M106	13G/A	Page 32 of 35 Pages

Item 1(a).	Name of Issuer:

Heritage-Crystal Clean, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2000 Center Drive, Suite East C300 Hoffman Estates, Illinois 60192

Item 2(a).	Names of Persons Filing:

This Schedule 13G is being jointly filed by the following persons (each a “Reporting Person” and collectively, the “Reporting Persons”) pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act:

1. Maggie Fehsenfeld Trust No. 100, dated December 30, 1974 (for the benefit of Debra Ann Baker and her issue)

2. Maggie Fehsenfeld Trust No. 101, dated December 30, 1974 (for the benefit of Trina Lee Fehsenfeld and her issue)

3. Maggie Fehsenfeld Trust No. 102, dated December 30, 1974 (for the benefit of Mark Edgar Fehsenfeld and his issue)

4. Maggie Fehsenfeld Trust No. 103, dated December 30, 1974 (for the benefit of Frank Stockdale Fehsenfeld and his issue)

5. Maggie Fehsenfeld Trust No. 104, dated December 30, 1974 (for the benefit of John Michael Fehsenfeld and his issue)

6. Maggie Fehsenfeld Trust No. 105, dated December 30, 1974 (for the benefit of James Cornelius Fehsenfeld and his issue)

7. Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)

8. Maggie Fehsenfeld Trust No. 107, dated December 30, 1974 (for the benefit of Judith Louise Fehsenfeld and her issue)

9. Maggie Fehsenfeld Trust No. 108, dated December 30, 1974 (for the benefit of Jan Marie Dillow and her issue)

10. Maggie Fehsenfeld Trust No. 109, dated December 30, 1974 (for the benefit of Jo Anne Rutigliano and her issue)

11. Maggie Fehsenfeld Trust No. 111, dated December 30, 1974 (for the benefit of William S. Fehsenfeld and his issue)

12. Maggie Fehsenfeld Trust No. 112, dated December 30, 1974 (for the benefit of Thomas V. Fehsenfeld and his issue)

13. Maggie Fehsenfeld Trust No. 113, dated December 30, 1974 (for the benefit of Nancy F. Smith and her issue)

14. Irrevocable Intervivos Trust for the Benefit of Debra Ann Baker and her issue, dated December 26, 1973

15. Irrevocable Intervivos Trust for the Benefit of Trina Lee Fehsenfeld and her issue, dated December 26, 1973

16. Irrevocable Intervivos Trust for the Benefit of Mark Edgar Fehsenfeld and his issue, dated December 26, 1973

17. Irrevocable Intervivos Trust for the Benefit of Frank Stockdale Fehsenfeld and his issue, dated December 27, 1973

18. Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973

19. Irrevocable Intervivos Trust for the Benefit of James Cornelius Fehsenfeld and his issue, dated December 27, 1973

20. Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973

21. Irrevocable Intervivos Trust for the Benefit of Judith Louise Fehsenfeld and her issue, dated December 27, 1973

22. Irrevocable Intervivos Trust for the Benefit of Jan Marie Dillow and her issue, dated December 27, 1973

CUSIP No. 42726M106	13G/A	Page 33 of 35 Pages

23. Irrevocable Intervivos Trust for the Benefit of Jo Anne Rutigliano and her issue, dated December 27, 1973

24. Irrevocable Intervivos Trust for the Benefit of John Allen Fehsenfeld and his issue, dated December 24, 1973

25. Irrevocable Intervivos Trust for the Benefit of William S. Fehsenfeld and his issue, dated December 24, 1973

26. Irrevocable Intervivos Trust for the Benefit of Thomas V. Fehsenfeld and his issue, Dated December 24, 1973

27. Irrevocable Intervivos Trust for the Benefit of Nancy F. Smith and her issue, dated December 24, 1973

28. Irrevocable Intervivos Trust for the Benefit of Ruth Mary Fehsenfeld and her issue, dated December 24, 1973

29. Irrevocable Intervivos Trust Number 12.27.73 for the benefit of Fred Mehlert Fehsenfeld, Jr. and his issue U/A, dated December 18, 2012

30. Maggie Fehsenfeld Trust No. 106 12.30.74 for the benefit of Fred Mehlert Fehsenfeld and his issue U/A, dated December 18, 2012

The Maggie Fehsenfeld Trust No. 110, dated December 30, 1974 (for the benefit of John Allen Fehsenfeld and his issue) and the Maggie Fehsenfeld Trust No. 114, dated December 30, 1974 (for the benefit of Ruth Mary Fehsenfeld and her issue), which were reporting persons in the original Schedule 13G as well as in Amendment No. 1, have been dissolved. Upon their dissolution, the shares of Common Stock owned by such trusts were transferred to the Reporting Persons.

A Joint Filing Agreement has been executed by the Reporting Persons and is included as Exhibit A to this Amendment No. 2 to Schedule 13G.

Item 2(b).	Address of the Principal Business Office or, if None, Residence:

The principal business address of each of the Reporting Persons is as follows: 6320 Intech Boulevard Indianapolis, Indiana 46278

Item 2(c).	Citizenship:

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value per share (“Common Stock”)

Item 2(e).	CUSIP Number:

42726M106

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:

See responses to Item 9 on each cover page.

CUSIP No. 42726M106	13G/A	Page 34 of 35 Pages

(b)	Percent of Class:

See responses to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

	(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

	(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

	(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

	(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

Percentage ownership is based on 24,349,955 shares of Common Stock outstanding as of May 8, 2023, based on the number presented in the Issuer’s Form 10-Q filed on May 9, 2023.

The Reporting Persons consist of 30 grantor trusts. Twenty-eight of such trusts, excluding the Irrevocable Intervivos Trust Number 12.27.73 for the benefit of Fred Mehlert Fehsenfeld, Jr. and his issue U/A, dated December 18, 2012 and the Maggie Fehsenfeld Trust No. 106 12.30.74 for the benefit of Fred Mehlert Fehsenfeld and his issue U/A, dated December 18, 2012 (together, the “2012 Trusts”), are managed by seven trustees who have the fiduciary duty to carry out the purposes of each separate trust, in accordance with the applicable trust agreements and the trust laws of the State of Indiana. The seven trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, Megan N. Arlinghaus, Clare S. Stoner Fehsenfeld and Geoffrey C. Dillon. These 28 trusts collectively own all of the outstanding general partner interests in The Heritage Group. The Heritage Group is a general partnership formed under the laws of the State of Indiana, which is managed by the same seven trustees and which as of the date of this filing is a 20.5% shareholder of the Issuer.

Each of the 2012 Trusts are managed by six trustees who have fiduciary duty to carry out the purposes of each separate trust, in accordance with the applicable trust agreements and the trust laws of the State of Indiana. The six trustees are Fred M. Fehsenfeld, Jr., Amy M. Schumacher, Sara Morris, Katie Dillion, Fred M. Fehsenfeld III, and Courtney Fehsenfeld.

Each Reporting Person is an entity separate and distinct from each other Reporting Person and from The Heritage Group. Each is operated in accordance with its own governing agreement and by the trustees, acting according to the fiduciary duties imposed upon trustees under the trust laws of the State of Indiana. Accordingly, each of the Reporting Persons disclaims beneficial ownership of the shares of Common Stock owned by The Heritage Group and/or by any of the other 30 Reporting Persons except to the extent of the Reporting Person’s pecuniary interest therein.

CUSIP No. 42726M106	13G/A	Page 35 of 35 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 18, 2023

Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)

Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973

By:	/s/ James C. Fehsenfeld
Name:	James C. Fehsenfeld
Title:	Trustee, Acting on behalf of each of the 2 Reporting Persons named above

Maggie Fehsenfeld Trust No. 100, dated December 30, 1974 (for the benefit of Debra Ann Baker and her issue)

Maggie Fehsenfeld Trust No. 101, dated December 30, 1974 (for the benefit of Trina Lee Fehsenfeld and her issue)

Maggie Fehsenfeld Trust No. 102, dated December 30, 1974 (for the benefit of Mark Edgar Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 103, dated December 30, 1974 (for the benefit of Frank Stockdale Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 104, dated December 30, 1974 (for the benefit of John Michael Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 105, dated December 30, 1974 (for the benefit of James Cornelius Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 107, dated December 30, 1974 (for the benefit of Judith Louise Fehsenfeld and her issue)

Maggie Fehsenfeld Trust No. 108, dated December 30, 1974 (for the benefit of Jan Marie Dillow and her issue)

Maggie Fehsenfeld Trust No. 109, dated December 30, 1974 (for the benefit of Jo Anne Rutigliano and her issue)

Maggie Fehsenfeld Trust No. 111, dated December 30, 1974 (for the benefit of William S. Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 112, dated December 30, 1974 (for the benefit of Thomas V. Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 113, dated December 30, 1974 (for the benefit of Nancy F. Smith and her issue)

Irrevocable Intervivos Trust for the Benefit of Debra Ann Baker and her issue, dated December 26, 1973

Irrevocable Intervivos Trust for the Benefit of Trina Lee Fehsenfeld and her issue, dated December 26, 1973

Irrevocable Intervivos Trust for the Benefit of Mark Edgar Fehsenfeld and his issue, dated December 26, 1973

Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of Frank Stockdale Fehsenfeld and his issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of James Cornelius Fehsenfeld and his issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of Judith Louise Fehsenfeld and her issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of Jan Marie Dillow and her issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of Jo Anne Rutigliano and her issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of John Allen Fehsenfeld and his issue, dated December 24, 1973

Irrevocable Intervivos Trust for the Benefit of William S. Fehsenfeld and his issue, dated December 24, 1973

Irrevocable Intervivos Trust for the Benefit of Thomas V. Fehsenfeld and his issue, Dated December 24, 1973

Irrevocable Intervivos Trust for the Benefit of Nancy F. Smith and her issue, dated December 24, 1973

Irrevocable Intervivos Trust for the Benefit of Ruth Mary Fehsenfeld and her issue, dated December 24, 1973

Irrevocable Intervivos Trust Number 12.27.73 for the benefit of Fred Mehlert Fehsenfeld, Jr. and his issue U/A, dated December 18, 2012

Maggie Fehsenfeld Trust No. 106 12.30.74 for the benefit of Fred Mehlert Fehsenfeld and his issue U/A, dated December 18, 2012

By:	/s/ Fred M. Fehsenfeld, Jr.
Name:	Fred M. Fehsenfeld, Jr.
Title:	Trustee, Acting on behalf of each of the 28 Reporting Persons named above

EXHIBIT A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned persons hereby agrees and consents to the filing of a single Schedule 13G, and any and all future amendments thereto, with the Securities and Exchange Commission on their behalf in connection with their beneficial ownership of securities of Heritage-Crystal Clean, Inc.

This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned persons hereby execute this Agreement on the dates indicated below.

Dated: May 18, 2023

Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)

Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973

By:	/s/ James C. Fehsenfeld
Name:	James C. Fehsenfeld
Title:	Trustee, Acting on behalf of each of the 2 Reporting Persons named above

Maggie Fehsenfeld Trust No. 100, dated December 30, 1974 (for the benefit of Debra Ann Baker and her issue)

Maggie Fehsenfeld Trust No. 101, dated December 30, 1974 (for the benefit of Trina Lee Fehsenfeld and her issue)

Maggie Fehsenfeld Trust No. 102, dated December 30, 1974 (for the benefit of Mark Edgar Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 103, dated December 30, 1974 (for the benefit of Frank Stockdale Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 104, dated December 30, 1974 (for the benefit of John Michael Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 105, dated December 30, 1974 (for the benefit of James Cornelius Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 107, dated December 30, 1974 (for the benefit of Judith Louise Fehsenfeld and her issue)

Maggie Fehsenfeld Trust No. 108, dated December 30, 1974 (for the benefit of Jan Marie Dillow and her issue)

Maggie Fehsenfeld Trust No. 109, dated December 30, 1974 (for the benefit of Jo Anne Rutigliano and her issue)

Maggie Fehsenfeld Trust No. 111, dated December 30, 1974 (for the benefit of William S. Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 112, dated December 30, 1974 (for the benefit of Thomas V. Fehsenfeld and his issue)

Maggie Fehsenfeld Trust No. 113, dated December 30, 1974 (for the benefit of Nancy F. Smith and her issue)

Irrevocable Intervivos Trust for the Benefit of Debra Ann Baker and her issue, dated December 26, 1973

Irrevocable Intervivos Trust for the Benefit of Trina Lee Fehsenfeld and her issue, dated December 26, 1973

Irrevocable Intervivos Trust for the Benefit of Mark Edgar Fehsenfeld and his issue, dated December 26, 1973

Irrevocable Intervivos Trust for the Benefit of Frank Stockdale Fehsenfeld and his issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of James Cornelius Fehsenfeld and his issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of Judith Louise Fehsenfeld and her issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of Jan Marie Dillow and her issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of Jo Anne Rutigliano and her issue, dated December 27, 1973

Irrevocable Intervivos Trust for the Benefit of John Allen Fehsenfeld and his issue, dated December 24, 1973

Irrevocable Intervivos Trust for the Benefit of William S. Fehsenfeld and his issue, dated December 24, 1973

Irrevocable Intervivos Trust for the Benefit of Thomas V. Fehsenfeld and his issue, Dated December 24, 1973

Irrevocable Intervivos Trust for the Benefit of Nancy F. Smith and her issue, dated December 24, 1973

Irrevocable Intervivos Trust for the Benefit of Ruth Mary Fehsenfeld and her issue, dated December 24, 1973

Irrevocable Intervivos Trust Number 12.27.73 for the benefit of Fred Mehlert Fehsenfeld, Jr. and his issue U/A, dated December 18, 2012

Maggie Fehsenfeld Trust No. 106 12.30.74 for the benefit of Fred Mehlert Fehsenfeld and his issue U/A, dated December 18, 2012

By:	/s/ Fred M. Fehsenfeld, Jr.
Name:	Fred M. Fehsenfeld, Jr.
Title:	Trustee, Acting on behalf of each of the 28 Reporting Persons named above